Exhibit 12.1



                        CBL & Associates Properties, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in thousands, except ratios)




                                                        Three Months
                                                       Ended March 31,                    Year Ended December 31,
                                                   -----------------------  -------------------------------------------------------
                                                       2006       2005        2005       2004       2003       2002       2001
                                                   -----------------------  -------------------------------------------------------
Earnings:
    Income before discontinued operations,
       equity in earnings and minority interest in
       earnings                                      $ 110,870  $ 106,875   $ 478,290   $ 376,096   $ 395,811  $ 283,571  $ 256,531
    Fixed charges less capitalized
       interest and preferred dividends                 63,929     49,568     210,914     177,219     154,116    143,125    156,404
    Distributed income of equity investees               2,269      2,040       7,492       8,801       4,150      5,599      5,964
    Equity in losses of equity investees for which
       charges arise from guarantees                         -        (39)     (1,020)          -         (39)       (12)         -
    Minority interest in earnings of subsidiaries
       that have not incurred fixed charges               (991)      (909)     (3,700)     (3,554)     (2,254)    (1,782)      (136)
                                                   -----------------------  -------------------------------------------------------
    Total earnings                                   $ 176,077  $ 157,535   $ 691,976   $ 558,562   $ 551,784  $ 430,501  $ 418,763
                                                   =======================  =======================================================


Combined fixed charges (1):
    Interest expense (2)                             $  63,929  $  49,568   $ 210,914   $ 177,219   $ 154,116  $ 143,125  $ 156,404
    Capitalized interest                                 2,119      1,614       8,715       4,517       5,974      5,593      5,860
    Preferred dividends                                  7,642      7,642      30,568      18,309      19,633     10,919      6,468
                                                   -----------------------  -------------------------------------------------------

    Total combined fixed charges                     $  73,690  $  58,824   $ 250,197   $ 200,045   $ 179,723  $ 159,637  $ 168,732
                                                   =======================  =======================================================

Ratio of earnings to combined fixed charges and
    preferred dividends                                   2.39       2.68        2.77        2.79        3.07       2.70       2.48
                                                   =======================  =======================================================

     (1) The interest portion of rental expense is not calculated because the rental expense of the company is not significant.

     (2) Interest expense includes amortization of capitalized debt expenses and amortization of premiums and discounts.


We compute the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations before extraordinary items and fixed charges (excluding capitalized interest), adjusted, as applicable, for our proportionate share of earnings of 50 percent-owned affiliates and distributed earnings from less than 50 percent-owned affiliates. Fixed charges consist of interest expense (including interest costs capitalized), amortization of debt costs and the portion of rent expense representing an interest factor